Exhibit 99.1
FAT BRANDS INC. REPORTS FISCAL FOURTH QUARTER AND FULL FISCAL YEAR 2023 FINANCIAL RESULTS
Conference call and webcast today at 5:00 p.m. ET
LOS ANGELES (March 7, 2024) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) today reported fiscal fourth quarter and full fiscal year 2023 financial results for the fiscal year ended December 31, 2023.
“With the acquisition of Smokey Bones early in the fourth quarter, we have grown the FAT Brands portfolio to 18 iconic restaurant brands with annualized system wide sales of $2.5 billion,” said Andy Wiederhorn, Chairman of FAT Brands. “We opened 125 restaurants in 2023, including 29 in the fourth quarter. We are seeing strong franchisee interest in development opportunities, having signed more than 225 development agreements in 2023, bringing our total pipeline to 1,100 units. This represents the potential for over 50% EBITDA growth over the next several years.”

Ken Kuick, Co-Chief Executive Officer of FAT Brands, commented, “While franchise interest remains high across all of our brands, we continue to be focused on the expansion of Twin Peaks. This year we opened 14 new lodges and ended the year with 109 lodges, a 33% increase since acquiring the brand in 2021. Our growth pipeline includes 113 lodges and Smokey Bones’ healthy real estate portfolio provides us with the opportunity to convert locations into Twin Peaks lodges, with the potential to significantly accelerate the growth of the brand.”

Rob Rosen, Co-Chief Executive Officer of FAT Brands, concluded, “We believe there are significant opportunities on the horizon for FAT Brands. Our seasoned leadership and strong brand management platform allow us to efficiently integrate new brands while maintaining a healthy and evolving pipeline for organic growth. These strengths position us for continued growth in the future, which will help deleverage our balance sheet.”

Fiscal Fourth Quarter 2023 Highlights
•Total revenue improved 52.8% to $158.6 million compared to $103.8 million in the fourth quarter of 2022
◦System-wide sales growth of 16.5% in the fiscal fourth quarter of 2023 compared to the prior year fiscal quarter
◦System-wide same-store sales declined 0.6% in the fiscal fourth quarter of 2023 compared to the prior fiscal year
◦29 new store openings during the fiscal fourth quarter of 2023
•Loss from operations of $3.1 million compared to $32.6 million in the fiscal fourth quarter of 2022
•Net loss of $26.2 million, or $1.68 per diluted share, compared to $70.8 million, or $4.39 per diluted share, in the fiscal fourth quarter of 2022
•Adjusted EBITDA(1) of $27.0 million compared to $19.6 million in the fiscal fourth quarter of 2022
•Adjusted net loss(1) of $17.3 million, or $1.15 per diluted share, compared to $43.0 million, or $2.70 per diluted share, in the fiscal fourth quarter of 2022
Fiscal Year 2023 Highlights
•Total revenue increased 18.0% to $480.5 million compared to $407.2 million in fiscal 2022
◦System-wide sales growth of 6.9% compared to fiscal 2022
◦System-wide same-store sales growth of 0.8% in fiscal 2023 compared to fiscal 2022

◦125 new store openings during fiscal 2023
•Income from operations of $22.3 million compared to loss from operations of $17.9 million in the fiscal quarter of 2022
•Net loss of $90.1 million, or $5.85 per diluted share, compared to $126.2 million, or $8.06 per diluted share, in fiscal 2022
•Adjusted EBITDA(1) of $91.2 million compared to $88.8 million in fiscal 2022
•Adjusted net loss(1) of $56.5 million, or $3.83 per diluted share, compared to $80.9 million, or $5.32 per diluted share, in fiscal 2022
(1)EBITDA, adjusted EBITDA and adjusted net loss are non-GAAP measures defined below, under “Non-GAAP Measures”. Reconciliation of GAAP net loss to EBITDA, adjusted EBITDA and adjusted net loss are included in the accompanying financial tables.

Summary of Fourth Quarter 2023 Financial Results
Total revenue increased $54.8 million, or 52.8%, in the fiscal fourth quarter of 2023, to $158.6 million compared to $103.8 million in the same fiscal period of 2022, driven by a 10.4% increase in royalties, an 80.5% increase in company-owned restaurant revenues driven by new restaurant openings and the acquisition of Smokey Bones during the fourth quarter of 2023 and a 10.0% increase in revenues from our manufacturing facility.
Costs and expenses consist of general and administrative expense, cost of restaurant and factory revenues, depreciation and amortization, refranchising net losses and advertising fees. Costs and expenses increased $25.4 million, or 18.6%, in the fiscal fourth quarter of 2023 to $161.8 million compared to $136.4 million in the same fiscal period in the prior fiscal year.
General and administrative expense decreased $8.8 million, or 22.6%, in the fiscal fourth quarter of 2023 compared to the same fiscal period in the prior fiscal year, primarily due to a $16.6 million non-cash reserve on claimed Employee Retention Credits recorded during the fourth quarter of 2022 and the recognition of $3.4 million related to Employee Retention Credits during the fiscal fourth quarter of 2023, partially offset by the acquisition of Smokey Bones in the fourth quarter of 2023 and higher professional fees related to certain litigation matters.
Cost of restaurant and factory revenues was related to the operations of the company-owned restaurant locations and our dough factory and increased $43.4 million, or 70.3%, in the fiscal fourth quarter of 2023 to $105.1 million, compared to the prior year quarter, primarily due to the acquisition of Smokey Bones in the fourth quarter of 2023.
Depreciation and amortization increased $3.0 million, or 42.9% in the fiscal fourth quarter of 2023 compared to the same fiscal period in the prior fiscal year, primarily due to the acquisition of Smokey Bones in the fourth quarter of 2023 and depreciation of new property and equipment at company-owned restaurant locations.
Refranchising losses in the fiscal fourth quarter of 2023 and 2022 were $2.1 million and $3.1 million, respectively, and were comprised of restaurant costs and expenses, net of food sales.
Advertising expenses increased $2.2 million in the fiscal fourth quarter of 2023 compared to the prior fiscal year period. These expenses vary in relation to advertising revenues.
Total other expense, net for the fiscal fourth quarters of 2023 and 2022 was $31.9 million and $24.2 million, respectively, primarily comprised of net interest expense of $33.3 million and $25.6 million, respectively.
Adjusted net loss was $17.3 million, or $1.15 per diluted share, in the fiscal fourth quarter of 2023 compared to $43.0 million, or $2.70 per diluted share, in the fiscal fourth quarter of 2022.
Key Financial Definitions
New store openings - The number of new store openings reflects the number of stores opened during a particular reporting period. The total number of new stores per reporting period and the timing of stores openings has, and will continue to have, an impact on our results.
Same-store sales growth - Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open and in the FAT Brands system for at least one full fiscal year. For stores that were temporarily closed, sales in the current and prior period are adjusted accordingly. Given our focused marketing efforts and public excitement surrounding each opening, new stores often experience an initial start-up period with considerably higher than average sales volumes, which subsequently decrease to stabilized levels after three to six months. Additionally, when we acquire a brand, it may take several months to integrate fully each location of said brand into the FAT Brands platform. Thus, we do not include stores in the comparable base until they have been open and in the FAT Brands system for at least one full fiscal year.
System-wide sales growth - System wide sales growth reflects the percentage change in sales in any given fiscal period compared to the prior fiscal period for all stores in that brand only when the brand is owned by FAT Brands. Because of acquisitions, new store openings and store closures, the stores open throughout both fiscal periods being compared may be different from period to period.
Conference Call and Webcast
FAT Brands will host a conference call and webcast to discuss its fiscal fourth quarter 2023 financial results today at 5:00 PM ET. Hosting the conference call and webcast will be Andy Wiederhorn, Chairman of the Board, and Ken Kuick, Co-Chief Executive Officer and Chief Financial Officer.
The conference call can be accessed live over the phone by dialing 1-844-826-3035 from the U.S. or 1-412-317-5195 internationally. A replay will be available after the call until Thursday, March 28, 2024, and can be accessed by dialing 1-844-512-2921 from the U.S. or 1-412-317-6671 internationally. The passcode is 10186678. The webcast will be available at www.fatbrands.com under the “Investors” section and will be archived on the site shortly after the call has concluded.
About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets, and develops fast casual, quick-service, casual dining, and polished casual dining concepts around the world. The Company currently owns 18 restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Fazoli’s, Twin Peaks, Smokey Bones, Great American Cookies, Hot Dog on a Stick, Buffalo’s Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Native Grill & Wings, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses and franchises and owns approximately 2,300 units worldwide. For more information, please visit www.fatbrands.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future financial and operating results of the Company, estimates of future EBITDA, the timing and performance of new store openings, future reductions in cost of capital and leverage ratio, our ability to conduct future accretive acquisitions and our pipeline of new store locations. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. Forward-looking statements are subject to significant business, economic and competitive risks, uncertainties and contingencies, many of which are difficult to predict and beyond our control, which could cause our actual results to differ materially from the results expressed or implied in such forward-looking statements. We refer you to the documents that we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Non-GAAP Measures (Unaudited)
This press release includes the non-GAAP financial measures of EBITDA, adjusted EBITDA and adjusted net loss.
EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors, and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a measure of our financial performance or liquidity that is determined in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net loss as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.

Adjusted EBITDA is defined as EBITDA (as defined above), excluding expenses related to acquisitions, refranchising losses, impairment charges, and certain non-recurring or non-cash items that the Company does not believe directly reflect its core operations and may not be indicative of the Company’s recurring business operations.
Adjusted net loss is a supplemental measure of financial performance that is not required by or presented in accordance with GAAP. Adjusted net loss is defined as net loss plus the impact of adjustments and the tax effects of such adjustments. Adjusted net loss is presented because we believe it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net loss as presented may not be comparable to other similarly titled measures of other companies, and our presentation of adjusted net loss should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.
Reconciliations of net loss presented in accordance with GAAP to EBITDA, adjusted EBITDA and adjusted net loss are set forth in the tables below.
Investor Relations:
ICR
Michelle Michalski
ir-fatbrands@icrinc.com
646-277-1224
Media Relations:
Erin Mandzik
emandzik@fatbrands.com
860-212-6509

FAT Brands Inc. Consolidated Statements of Operations

	Fourteen Weeks Ended		Fiscal Year Ended
(In thousands, except share and per share data)	December 31, 2023	December 25, 2022	December 31, 2023	December 25, 2022

Revenue
Royalties	$24,869	$22,525	$94,036	$87,921
Restaurant sales	111,072	61,528	299,029	241,001
Advertising fees	10,510	9,589	39,490	37,997
Factory revenues	9,810	8,916	37,983	33,504
Franchise fees	937	943	4,979	3,706
Other revenue	1,438	313	4,940	3,095
Total revenue	158,636	103,814	480,457	407,224

Costs and expenses
General and administrative expense	30,298	39,125	93,117	113,313
Cost of restaurant and factory revenues	105,130	61,726	282,887	221,627
Depreciation and amortization	9,914	6,939	31,131	27,015
Impairment of goodwill and other intangible assets	500	14,000	500	14,000
Refranchising loss	2,127	3,055	2,873	4,178
Acquisition costs	—	—	—	383
Advertising fees	13,811	11,574	47,619	44,612
Total costs and expenses	161,780	136,419	458,127	425,128

(Loss) income from operations	(3,144)	(32,605)	22,330	(17,904)

Other (expense) income, net
Interest expense	(28,925)	(20,947)	(99,342)	(78,477)
Interest expense related to preferred shares	(4,417)	(4,691)	(18,189)	(16,372)
Net gain (loss) on extinguishment of debt	325	—	(2,397)	—
Other (expense) income, net	1,096	1,456	1,233	5,375
Total other expense, net	(31,921)	(24,182)	(118,695)	(89,474)

Loss before income tax provision	(35,065)	(56,787)	(96,365)	(107,378)

Income tax provision (benefit)	(8,827)	14,021	(6,255)	18,810

Net loss	$(26,238)	$(70,808)	$(90,110)	$(126,188)

Net loss	$(26,238)	$(70,808)	$(90,110)	$(126,188)
Dividends on preferred shares	(1,832)	(1,661)	(7,007)	(6,636)
	$(28,070)	$(72,469)	$(97,117)	$(132,824)

Basic and diluted loss per common share	$(1.68)	$(4.39)	$(5.85)	$(8.06)
Basic and diluted weighted average shares outstanding	16,675,096	16,530,934	16,599,015	16,476,090
Cash dividends declared per common share	$0.14	$0.14	$0.56	$0.54

FAT Brands Inc. Consolidated EBITDA and Adjusted EBITDA Reconciliation

	Fourteen Weeks Ended		Fiscal Year Ended
(In thousands)	December 31, 2023	December 25, 2022	December 31, 2023	December 25, 2022
Net loss	$(26,238)	$(70,808)	$(90,110)	$(126,188)
Interest expense, net	33,342	25,638	117,531	94,849
Income tax provision (benefit)	(8,827)	14,021	(6,255)	18,810
Depreciation and amortization	9,914	6,939	31,131	27,015
EBITDA	8,191	(24,210)	52,297	14,486
Bad debt expense (recovery)	2,868	17,793	(9,827)	23,736
Share-based compensation expenses	947	1,584	3,615	7,665
Non-cash lease expenses	535	808	1,766	2,478
Acquisition costs	—	—	—	383
Refranchising loss	2,127	3,055	2,873	4,178
Litigation costs	8,832	4,788	28,280	18,958
Severance	341	—	1,377	526
Net loss related to advertising fund deficit	1,946	1,038	6,310	1,041
Net (gain) loss on extinguishment of debt	(325)	—	2,397	—
Impairment losses	1,006	14,454	1,006	14,454
Pre-opening expenses	564	298	1,136	900
Adjusted EBITDA	$27,032	$19,608	$91,230	$88,805

FAT Brands Inc. Adjusted Net Loss Reconciliation

	Fourteen Weeks Ended		Fiscal Year Ended
(In thousands, except share and per share data)	December 31, 2023	December 25, 2022	December 31, 2023	December 25, 2022
Net loss	$(26,238)	$(70,808)	$(90,110)	$(126,188)
Refranchising loss	2,127	3,055	2,873	4,178
Acquisition costs	—	—	—	383
Net (gain) loss on extinguishment of debt	(325)	—	2,397	—
Impairment losses	1,006	14,454	1,006	14,454
Litigation costs	8,832	4,788	28,280	18,958
Severance	341	—	1,377	526
Tax adjustments, net (1)	(3,016)	5,505	(2,332)	6,744
Adjusted net loss	$(17,273)	$(43,006)	$(56,509)	$(80,945)

Net loss	$(26,238)	$(70,808)	$(90,110)	$(126,188)
Dividends on preferred shares	(1,832)	(1,661)	(7,007)	(6,636)
	$(28,070)	$(72,469)	$(97,117)	$(132,824)

Adjusted net loss	$(17,273)	$(43,006)	$(56,509)	$(80,945)
Dividends on preferred shares	(1,832)	(1,661)	(7,007)	(6,636)
	$(19,105)	$(44,667)	$(63,516)	$(87,581)

Loss per basic and diluted share	$(1.68)	$(4.38)	$(5.85)	$(8.06)
Adjusted net loss per basic and diluted share	$(1.15)	$(2.70)	$(3.83)	$(5.32)

Weighted average basic and diluted shares outstanding	16,675,096	16,530,934	16,599,015	16,476,090
(1) Reflects the tax impact of the adjustments using the effective tax rate for the respective periods.